As filed with the Securities and Exchange Commission on April 29, 2020

Registration Statement No. 333-237625

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10/A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENDEAVOUR SILVER CORP.

(Exact name of Registrant as specified in its charter)

British Columbia	1040	Not Applicable
(Province or other jurisdiction of incorporation or organization )	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1130-609 Granville Street

Vancouver, British Columbia

Canada V7Y 1G5

(604) 685-9775

(Address and telephone number of Registrant’s principal executive offices)

DL Services Inc.

Columbia Center, 701 Fifth Avenue, Suite 1600

Seattle, Washington 98104

(206) 903-5448

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, CO 80202-5549 (303) 629-3400	Bernard G. Poznanski D. Wendy Lee Koffman Kalef LLP 19th Floor, 885 West Georgia Street Vancouver, British Columbia Canada, V6C 3H4 (604)-891-3688

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on __(date) at___(time) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on __(date) at ___(time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ___(date).

3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

Explanatory Note: The Registrant hereby amends its Registration Statement on Form F-10 (333-237625) filed with the Commission on April 10, 2020 (the “Original Registration Statement”) to include the final short form base shelf prospectus filed with the Canadian securities commissions on the date hereof, relating to the future offering of securities of the Registrant in Canada and the United States.

The Registrant previously paid the registration fee of U.S. $13,921.06, in relation to the registration of up to U.S. $107,250,107 aggregate maximum offering price of securities with the Original Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

BASE SHELF PROSPECTUS	DATED APRIL 27, 2019

ENDEAVOUR SILVER CORP.

$150,000,000

Common Shares

Warrants

Subscription Receipts

Debt Securities

Units

Endeavour Silver Corp. (the “Company” or “Endeavour”) may offer and issue from time to time common shares (the “Common Shares”), warrants (the “Warrants”) to purchase Common Shares or other Securities (as defined below), subscription receipts (“Subscription Receipts”) which entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, Common Shares or Warrants of the Company or any combination thereof, debt securities (“Debt Securities”), or units (“Units”) consisting of two or more of the foregoing (all of the foregoing, collectively, the ‘‘Securities’’) or any combination thereof up to an aggregate initial offering price of $150,000,000 (or its equivalent in any other currency used to denominate the Securities at the time of the offering) during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or a subsidiary of the Company. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

Investing in securities of the Company involves a high degree of risk. You should carefully review the risks outlined in this Prospectus and in the documents incorporated by reference in this Prospectus and consider such risks in connection with an investment in such securities. See “Risk Factors”.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada (“MJDS”), to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and may not be comparable to financial statements of United States companies. Such financial statements are subject to Canadian generally accepted auditing standards and auditor independence standards, in addition to the standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission (“SEC”) independence standards.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada, that the majority of its officers and directors are residents of Canada, that all of the experts named in the registration statement are not residents of the United States, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

NEITHER THE SEC NOR ANY STATE OR CANADIAN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the issue price, and any other terms specific to the Common Shares being offered; (ii) in the case of Warrants, the designation, number and terms of the Common Shares or other Securities issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iii) in the case of Subscription Receipts, the designation, number and terms of the Common Shares or Warrants receivable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms of the release conditions, terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event the release conditions are not met and any other specific terms, (iv) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, the interest provisions, the authorized denominations, the offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, whether the debt is senior or subordinated to the Company’s other liabilities and obligations, whether the Debt Securities will be secured by any of the Company’s assets or guaranteed by any other person and any other terms specific to the Debt Securities being offered; and (v) in the case of Units, the terms of the component Securities and any other specific terms. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

Warrants will not be offered for sale separately to any member of the public in Canada unless the offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests, including, for example, an equity or debt security, or a statistical measure of economic or financial performance (including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items). For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a United States federal funds rate.

All information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, such delivery to be effected in the case of United States purchasers through the filing of such Prospectus Supplement or Prospectus Supplements with the SEC. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to or through underwriters or dealers and also may offer and sell certain Securities directly to purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

The outstanding Common Shares of the Company are listed for trading on Toronto Stock Exchange (“TSX”) under the symbol “EDR” and on NYSE (“NYSE”) under the symbol “EXK”. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the Common Shares of the Company will not be listed on any securities exchange. On April 27, 2020, the closing price of the Common Shares on TSX was $2.14 per share and the closing price of the Common Shares on NYSE was U.S.$1.55 per share. There is currently no market through which Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors”.

2

The offering of Securities hereunder is subject to approval of certain legal matters on behalf of the Company by Koffman Kalef LLP, with respect to Canadian legal matters, and Dorsey & Whitney LLP, with respect to United States legal matters.

In connection with any offering of Securities (unless otherwise specified in a Prospectus Supplement), other than an at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The earnings coverage ratio calculated for the 12 months ended December 31, 2019 was less than one-to-one. See “Earnings Coverage Ratios” for more information.

The Company’s head office is located at 1130-609 Granville Street, Vancouver, British Columbia V7Y 1G5 and its registered office is located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

3

Certain directors of the Company and certain “Qualified Persons” for the purposes of NI 43-101 (as defined under “Cautionary Notes to United States Investors Concerning Mineral Reserve and Resource Estimates”) reside outside of Canada. The persons named below have appointed the following agent(s) for service of process:

Name of Person or Company	Name and Address of Agent
Directors: Margaret Beck Ricardo M. Campoy Geoffrey A. Handley Mario Szotlender	Endeavour Silver Corp. 1130-609 Granville Street, Vancouver, British Columbia Canada V7Y 1G5
Qualified Persons: Zachary J. Black Jennifer J. Brown Jeffery W. Choquette Eugenio Iasillo Deepak Malhotra Humberto Preciado	N/A

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

4

_____________________________

You should rely only on the information contained in or incorporated by reference into this Prospectus or contained in any applicable Prospectus Supplement. The Company has not authorized anyone to provide you with different information. The Company is not making an offer of these Securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date other than the date on the front of those documents or that any information contained in any document incorporated by reference is accurate as of any date other than the date of that document.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “we”, “our”, “us”, “Endeavour” or the “Company” refer to Endeavour Silver Corp. and each of its material subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of applicable Canadian securities laws and forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

5

Statements concerning reserves and mineral resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the property is developed and, in the case of mineral reserves, such statements reflect the conclusion based on certain assumptions that the mineral deposit can be economically exploited. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks relating to precious and base metal price fluctuations;
•	risks relating to fluctuations in the currency markets (particularly the Mexican peso, Canadian dollar and United States dollar);
•	uncertainty as to duration and impact of the current novel coronavirus (“COVID-19”) pandemic;
•	risks relating to the inherently dangerous activity of mining, including conditions or events beyond our control, and operating or technical difficulties in mineral exploration, development and mining activities;
•	uncertainty in our ability to fund the development of our mineral properties or the completion of further exploration programs;
•	uncertainty as to actual capital costs, operating costs, production and economic returns, and uncertainty that our development activities will result in profitable mining operations;
•	risks relating to our reserves and mineral resource figures being estimates based on interpretations and assumptions which may result in less mineral production under actual conditions than is currently estimated and to diminishing quantities or grades of mineral reserves as properties are mined;
•	risks relating to changes in governmental regulations, tax and labour laws and obtaining necessary licenses and permits;
•	risks relating to our business being subject to environmental laws and regulations which may increase our costs of doing business and restrict our operations;
•	risks relating to our mineral properties being subject to prior unregistered agreements, transfers, or claims and other defects in title;
•	risks relating to inadequate insurance or inability to obtain insurance;
•	risks relating to our ability to successfully integrate acquisitions;
•	uncertainty in our ability to obtain necessary financing;
•	risks relating to increased competition that could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties for mineral exploration in the future;
•	risks relating to many of our primary properties being located in Mexico, including political, economic, and regulatory instability;
•	risks relating to our officers and directors becoming associated with other natural resource companies which may give rise to conflicts of interests;
•	uncertainties relating to our status as a foreign issuer under United States federal securities laws;
•	risks relating to financial instruments; and
•	risks relating to our securities.

This list is not exhaustive of the factors that may affect the Company’s forward-looking statements. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements due to a variety of risk, uncertainties and other factors, including, without limitation, those referred to in this Prospectus and any Prospectus Supplement under “Risk Factors” and elsewhere in this Prospectus and any Prospectus Supplement and in the documents incorporated by reference herein. The Company’s forward-looking statements are based on beliefs, expectations and opinions of management on the date the statements are made and the Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions change, except as required by applicable law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

6

Cautionary Notes to United States Investors Concerning Mineral Reserve AND ResOURCE Estimates

This Prospectus and the documents incorporated by reference herein have been prepared in accordance with the requirements of Canadian provincial securities laws, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all reserve and resource estimates included or incorporated by reference in this Prospectus have been prepared in accordance with Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. NI 43-101 is an instrument developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101and CIM standards. These definitions differ from the definitions in the SEC’s Industry Guide 7 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”).

Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein contain descriptions of the Company’s mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

The SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC. These amendments became effective February 25, 2019 (the “SEC Modernization Rules”) and, following a two-year transition period, the SEC Modernization Rules will replace the historical property disclosure requirements for mining registrants that are included in SEC Industry Guide 7. Following the transition period, as a foreign private issuer that files its annual report on Form 40-F with the SEC pursuant to the multi-jurisdictional disclosure system, the Company is not required to provide disclosure on its mineral properties under the SEC Modernization Rules and will continue to provide disclosure under NI 43-101 and the CIM standards. If the Company ceases to be a foreign private issuer or loses its eligibility to file its annual report on Form 40-F pursuant to the multi-jurisdictional disclosure system, then the Company will be subject to the SEC Modernization Rules which differ from the requirements of NI 43-101 and the CIM standards.

7

Currency Presentation and Exchange Rate Information

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to Canadian dollars. References to “$” or “Cdn.$” are to Canadian dollars and references to “U.S. dollars” or “U.S.$” are to United States dollars.

Except as otherwise noted in the Company’s AIF (as defined under “Documents Incorporated by Reference”) and the Company’s financial statements and related management’s discussion and analysis of financial condition and results of operations of the Company that are incorporated by reference into this Prospectus (see “Documents Incorporated by Reference”), the financial information contained in such documents is expressed in United States dollars.

The high, low, average and closing rates for the United States dollar in terms of Canadian dollars for each of the financial periods of the Company ended December 31, 2019, December 31, 2018 and December 31, 2017, as quoted by the Bank of Canada, were as follows:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017

High	1.3600	1.3642	1.3743
Low	1.2988	1.2288	1.2128
Average	1.3269	1.2957	1.2986
Closing	1.2988	1.3642	1.2545

On April 27, 2020, the exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was U.S.$1.00 = Cdn.$1.4053 (Cdn.$1.00 = U.S.$0.7116).

The Company

The Company is a Canadian mineral company engaged in the evaluation, acquisition, exploration, development and exploitation of precious metal properties in Mexico and Chile. The Company has three producing silver-gold mines in Mexico: the Guanaceví Mine in Durango acquired in 2004, the Bolañitos Mine in Guanajuato acquired in 2007 and the El Compas Mine in Zacatecas acquired in 2016. In addition to operating these three mines, the Company is advancing two exploration and development projects in Mexico: the Terronera property in Jalisco acquired in 2010 that is now in the pre-feasibility stage, and the prospective Parral properties in Chihuahua acquired in 2016.

Over the past six years, the Company has acquired and advanced three exploration projects in northern Chile: Aida project (silver), Paloma project (gold) and the Cerro Marquez project (copper-molybdenum-gold).

Further information regarding the business of the Company, its operations and its mineral properties can be found in the Company’s AIF and the materials incorporated by reference into this Prospectus. See “Documents Incorporated by Reference”.

Recent Developments

Terronera Prefeasibility Study

On March 18, 2020, the Company announced receipt of an economic summary of an updated pre-feasibility study for its Terronera silver-gold mine project in Jalisco, Mexico (the “Terronera Project”). Significant changes were made to the operations plan, capital and operating costs compared to the current NI 43-101 Technical Report titled “Updated Technical Report for the Terronera Project, Jalisco State, Mexico” dated April 30, 2019 (effective February 12, 2019) (the “PFS”) on the Terronera Project and, as a result, although still positive, the economic summary returned less robust economics compared to the current PFS.

8

The Company is conducting a complete review of the PFS in order to assess all assumptions and optimize the project design and economics for an internal updated pre-feasibility study prior to proceeding to an independent feasibility study. The Company plans to provide a further update on the Terronera Project by the end of June 2020.

Temporary Suspension of Mining Activities due to COVID-19 and Withdrawal of Guidance

On April 2, 2020, the Company announced that the Mexican government had declared on March 31, 2020 a national health emergency with extraordinary measures due to the COVID-19 pandemic. Numerous health precautions have been decreed, including the suspension of non-essential businesses, with only essential services to remain open. Mining does not qualify as an essential service so for the protection of the Company’s staff, employees, contractors and communities, the Company commenced the process of suspending its three mining operations in Mexico until April 30, 2020 as mandated by the Mexican government. The Company is retaining essential personnel at each mine site during the suspension period to maintain safety protocols, environmental monitoring, security measures and equipment maintenance. Essential personnel are following the Company’s strict COVID-19 safety protocols and non-essential employees have been sent home to self-isolate and stay healthy, while continuing to receive their base pay.

On April 21, 2020, the Mexican government announced certain modifications to the extraordinary measures issued on March 31, 2020. These include an extension of the suspension of all activities considered non-essential until May 30, 2020. However, the suspension of activities will not be applicable as of May 18, 2020 to municipalities that present low or no transmission of the COVID-19 virus. Whether the suspension of activities will no longer apply to the Company’s three mine sites or other operations as of May 18, 2020 cannot be ascertained at this time.

As the COVID-19 health emergency is dynamic and, given that the ultimate duration of the suspension period is uncertain, the impact on the Company’s 2020 production and costs is presently indeterminable. Therefore, the Company has withdrawn its production and cost guidance until further notice.

Production Update

On April 9, 2020, the Company announced production in the first quarter of 2020 of 857,659 silver ounces (oz) and 8,476 gold oz for silver equivalent production of 1.5 million oz at an 80:1 silver:gold ratio.

Silver and gold production was lower in the first quarter of 2020 compared to the first quarter of 2019 due to the suspension of mining operations at the El Cubo mine in the fourth quarter of 2019. Excluding 2019 El Cubo production, production increased significantly due to improved throughput and ore grades at Guanacevi, production from the El Compas operation commissioned late in the first quarter of 2019 and partly offset by lower production at Bolañitos driven primarily by lower grades.

For the first quarter of 2020, silver equivalent production was in line with guidance prior to its withdrawal by the Company and the Company was planning for output increases in the second quarter of 2020 prior to the suspension of operations. See “Temporary Suspension of Mining Activities due to COVID-19 and Withdrawal of Guidance”. The Company will provide updated guidance when it is determined the operations can safely re-start.

El Compas Property

The El Compas operation achieved commercial production March 15, 2019 and produced 104,377 silver ounces and 7,577 gold ounces in 2019. The El Compas operation was developed with the intention that future exploration success would allow it to attain material value for the Company, which has not occurred to date. Prior to the withdrawal of guidance announced on April 2, 2020, management estimated the El Compas operation would produce 10,000 to 12,000 gold ounces and 100,000 to 200,000 silver ounces in 2020. With the El Compas operation having 12 months of operations, the Company considers the El Compas Preliminary Economic Assessment dated May 11, 2017 (“El Compas PEA”) which is incorporated by reference in the Company’s AIF (incorporated by reference herein) to be no longer current and the Company is no longer relying on the information contained in El Compas PEA.

9

Use of Proceeds

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including, without limitation, the following anticipated purposes:

•	to fund the development of the Terronera Project;

•	to assess potential development stage mineral properties for acquisition;

•	to fund the potential acquisition of other development stage mineral properties; and

•	for continued exploration on the Company’s various existing mineral properties.

The use of proceeds set out above may change due to the impact of the COVID-19 pandemic. See “Recent Developments – Temporary Suspension of Mining Activities due to COVID-19 and Withdrawal of Guidance” and “Risk Factors”

Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

The Company had negative cash flow of $9.6 million during the 2019 fiscal year. In the current price environment for precious metals, the Company anticipates having positive operating cash flow in future periods based on the Company’s expected production profile. Should this not be the case, proceeds from the sale of Securities may be used to cover negative cash flow from operations in future periods as required. See “Risk Factors”.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

Consolidated Capitalization

Other than the sale of 1,202,976 Common Shares pursuant to the “ATM Facility” and the issuance of 6,000 Common Shares pursuant to the exercise of stock options (see “Prior Sales”), there has been no material change in the share and loan capital of the Company, on a consolidated basis, since December 31, 2019 (the period end of the most recent financial statements of the Company filed and incorporated by reference in this Prospectus).

Earnings Coverage Ratios

The following consolidated earnings coverage ratio has been calculated for the year ended December 31, 2019 and gives effect to all long-term financial liabilities and current portions thereof of the Company and the repayment, redemption or retirement thereof since such dates. The earnings coverage ratio set forth below does not purport to be indicative of earnings coverage ratios for any future periods. The earnings coverage ratio and the interest requirements do not give effect to the issuance of any Debt Securities that may be issued pursuant to any Prospectus Supplement since the aggregate principal amounts and the terms of such Debt Securities are not presently known.

Year ended December 31, 2019
Interest requirements	U.S.$301,000
Earnings (loss) before interest expense and taxes	(U.S.$43,703,00)
Earnings coverage	Negative 145

10

If the Company offers any Debt Securities having a term to maturity in excess of one year under a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Debt Securities.

The Company would have required a net income of U.S.$0.3 million for the 12 months ended December 31, 2019 in order to achieve an earnings coverage ratio of one-to-one for such period.

Dividend Policy

The Company has not declared or paid any dividends on its Common Shares since the date of its incorporation. The Company intends to retain its earnings, if any, to finance the growth and development of its business and does not expect to pay dividends or to make any other distributions in the near future. The Company’s board of directors will review this policy from time to time having regard to the Company’s financing requirements, financial condition and other factors considered to be relevant.

Description of Common Shares

The Company’s authorized share capital consists of an unlimited number of Common Shares without par value. As at the date of this Prospectus, there are 143,838,297 Common Shares issued and outstanding.

Each Common Share ranks equally with all other Common Shares with respect to distribution of assets upon dissolution, liquidation or winding-up of the Company and payment of dividends. The holders of Common Shares are entitled to one vote for each share on all matters to be voted on by such holders and are entitled to receive pro rata such dividends as may be declared by the board of directors of the Company. The holders of Common Shares have no pre-emptive or conversion rights. The rights attaching to the Common Shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of shareholders called for that purpose.

Description of Warrants

The following description, together with the additional information the Company may include in any Prospectus Supplements, summarizes the material terms and provisions of the Warrants that the Company may offer under this Prospectus, which may consist of Warrants to purchase Common Shares or other Securities and may be issued in one or more series. Warrants may be offered independently or together with Common Shares or other Securities offered by any Prospectus Supplement, and may be attached to or separate from those Securities. Warrants will not, however, be offered for sale separately to any member of the public in Canada unless the offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction. While the terms summarized below will apply generally to any Warrants that the Company may offer under this Prospectus, the Company will describe the particular terms of any series of Warrants that it may offer in more detail in the applicable Prospectus Supplement. The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants will be issued under and governed by the terms of one or more warrant indentures or agreement (each a “Warrant Indenture”) between the Company and a warrant agent or warrant trustee (a “Warrant Agent”) that the Company will name in the relevant Prospectus Supplement. Each Warrant Agent will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Warrant Indenture describing the terms and conditions of such Warrants that the Company is offering before the issuance of such Warrants.

11

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture. Prospective investors should refer to the Warrant Indenture relating to the specific Warrants being offered for the complete terms of the Warrants. The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering.

The particular terms of each issue of Warrants will be described in the applicable Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the number of Common Shares or other Securities that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares or other Securities may be purchased upon exercise of each Warrant;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;

•	any minimum or maximum number of Warrants that may be exercised at any one time;

•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

•	whether the Warrants will be listed on an exchange;

•	material Canadian federal income tax consequences and, if applicable, material United States federal income tax consequences of owning the Warrants; and

•	and any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares or other Securities issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Securities that the Company specifies in the applicable Prospectus Supplement at the exercise price described therein. Unless the Company otherwise specifies in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date set forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised Warrants will become void.

12

Holders of the Warrants may exercise the Warrants by delivering the Warrant Certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Agent in immediately available funds, as provided in the applicable Prospectus Supplement. The Company will set forth on the Warrant Certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Agent.

Upon receipt of the required payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will issue and deliver the Securities purchasable upon such exercise. If fewer than all of the Warrants represented by the Warrant Certificate are exercised, then the Company will issue a new Warrant Certificate for the remaining amount of Warrants. If the Company so indicates in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture will specify that, upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, arrangement, merger or sale of all or substantially all of the Company’s assets, Warrants exercisable for Common Shares will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares to which the holder of a Common Share would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants that are exercisable for Common Shares.

Rescission

The Warrant Indenture will also provide that, if Warrants are offered separately, any misrepresentation in this Prospectus, the Prospectus Supplement under which Warrants are offered separately, or any amendment hereto or thereto, will entitle each initial purchaser of Warrants to a contractual right of rescission following the issuance of the Common Shares or other Securities to such purchaser entitling such purchaser to receive the amount paid for the Warrants upon surrender of the Common Shares or other Securities, provided that such remedy for rescission is exercised in the time stipulated in the Warrant Indenture. This right of rescission does not extend to holders of such separately offered Warrants who acquire such Warrants from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire such Warrants in the United States.

Global Securities

The Company may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture.

13

The Company may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

Description of Subscription Receipts

The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. A copy of the form of Subscription Receipt Agreement will be filed with Canadian securities regulatory authorities and, if applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of such Subscription Receipts that the Company is offering before the issuance of such Subscription Receipts.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement.

The Prospectus Supplement relating to any Subscription Receipts the Company offers will describe the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of the TSX and NYSE relating to Subscription Receipts. If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Company offers will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

•	the designation and aggregate number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	the currency or currencies in which the Subscription Receipts will be offered;

•	the designation, number and terms of the Common Shares, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•	the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Warrants or a combination thereof;

•	the procedures for the issuance and delivery of Common Shares, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants or a combination thereof upon satisfaction of the Release Conditions (e.g. an amount equal to dividends declared on Common Shares by the Company to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement);

14

•	the identity of the Escrow Agent;

•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Warrants or a combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•	if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

•	procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•	whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

•	whether the Subscription Receipts will be listed on an exchange;

•	material Canadian federal income tax consequences and, if applicable, material United States federal income tax consequences of owning the Subscription Receipts; and

•	any other terms of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, Holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

15

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common Shares or Warrants may be held in escrow by the Escrow Agent and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of Common Shares or Warrants underlying the particular Subscription Receipts or any other reorganization, amalgamation, arrangement, merger or sale of all or substantially all of the Company’s assets, the Subscription Receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares or Warrants to which the holder of a Common Share or identical Warrant would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Subscription Receipts whose Subscription Receipts entitle the holders thereof to receive Common Shares. Alternatively, such securities, evidences of indebtedness or assets may, at the option of the Company, be issued to the Escrow Agent and delivered to holders of Subscription Receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if other actions of the Company affect the Common Shares or Warrants, which, in the reasonable opinion of the directors of the Company, would materially affect the rights of the holders of Subscription Receipts and/or the rights attached to the Subscription Receipts, the number of Common Shares or Warrants which are to be received pursuant to the Subscription Receipts shall be adjusted in such manner, if any, and at such time as the directors of the Company may in their discretion reasonably determine to be equitable to the holders of Subscription Receipts in such circumstances.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment hereto or thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

The Company may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

16

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

Description of Debt Securities

In this section describing the Debt Securities, “the Company” refers only to Endeavour Silver Corp. without any of its subsidiaries. This section describes the general terms that will apply to any Debt Securities issued pursuant to this Prospectus. The specific terms of the Debt Securities, and the extent to which the general terms described in this section apply to those Debt Securities, will be set forth in the applicable Prospectus Supplement.

The Company may issue Debt Securities, separately or together, with Common Shares, Warrants, Subscription Receipts or Units or any combination thereof, as the case may be. The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Company and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been filed with the SEC as an exhibit to the registration statement of which this Prospectus forms a part and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The description of certain provisions of the Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture. The particular terms relating to Debt Securities offered by a Prospectus Supplement will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

•	the specific designation of the Debt Securities; any limit on the aggregate principal amount of the Debt Securities; the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

•	the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities that are in registered form;

•	the terms and conditions under which we may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which we may redeem the Debt Securities, in whole or in part, at our option;

•	the covenants applicable to the Debt Securities;

•	the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

•	the extent and manner, if any, to which payment on or in respect of the Debt Securities of the series will be senior or will be subordinated to the prior payment of other liabilities and obligations of the Company;

•	whether the Debt Securities will be secured or unsecured;

•	whether the Debt Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Debt Securities which are in bearer form and as to exchanges between registered form and bearer form;

17

•	whether the Debt Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

•	the denominations in which registered Debt Securities will be issuable, if other than denominations of U.S.$1,000 and integral multiples of U.S.$1,000, and the denominations in which bearer Debt Securities will be issuable, if other than denominations of U.S.$5,000;

•	each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•	if other than United States dollars, the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

•	material Canadian federal income tax consequences and United States federal income tax consequences of owning the Debt Securities;

•	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities; and

•	any other terms, conditions, rights or preferences of the Debt Securities which apply solely to the Debt Securities.

If the Company denominates the purchase price of any of the Debt Securities in a currency or currencies other than United States dollars, or if the principal of and any premium and interest on any Debt Securities is payable in a currency or currencies other than United States dollars, the Company will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such non-United States dollar currency or currencies in the applicable Prospectus Supplement.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities of the Company will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.

To the extent any Debt Securities are convertible into Common Shares or other securities of the Company, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

Description of Units

The following description, together with the additional information the Company may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that the Company may offer under this Prospectus. While the terms summarized below will apply generally to any Units that the Company may offer under this Prospectus, the Company will describe the particular terms of any issue of Units in more detail in the applicable Prospectus Supplement. The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

The Company will also add to disclosure in any subsequent Prospectus Supplement whereby Units are offered the form of any unit agreement (“Unit Agreement”) between the Company and a unit agent (“Unit Agent”) that describes the terms and conditions of the issue of Units being offered, and any supplemental agreements. The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of any Unit Agreement and any supplemental agreements applicable to a particular issue of Units. The Company urges you to read the applicable Prospectus Supplements relating to the particular issue of Units that the Company sells under this Prospectus, as well as any Unit Agreement and any supplemental agreements that contain the terms of the Units. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 6-K that the Company files with the SEC, any Unit Agreement describing the terms and conditions of such Units that the Company is offering before the issuance of such Units.

18

General

The Company may issue Units comprising two or more of Common Shares, Warrants or Debt Securities, in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Therefore, the holder of a Unit will have the rights and obligations of a holder of each included Security. Any Unit Agreement under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date. The Company will describe in the applicable Prospectus Supplement the terms of the issue of Units, including: the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately; any provisions of any governing Unit Agreement that differ from those described below; and any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units. The provisions described in this section, as well as those described under “Description of Common Shares”, “Description of Warrants” and “Description of Debt Securities” will apply to each Unit and to any Common Share, Warrant or Debt Security included in each Unit, respectively.

Issuance in Series

The Company may issue Units in such amounts and in numerous distinct series as the Company may determine.

Enforceability of Rights by Holders of Units

Each Unit Agent will act solely as the Company’s agent under any applicable Unit Agreement and will not assume any obligation or relationship of agency or trust with any holder of any Unit. A single trust company may act as a Unit Agent for more than one series of Units. A Unit Agent will have no duty or responsibility in case of any default by us under any applicable Unit Agreement or Unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a Unit may, without the consent of any related Unit Agent or the holder of any other Unit, enforce by appropriate legal action its rights as holder under any security included in the Unit. The Company, any Unit Agents, and any of the Company’s or their agents may treat the registered holder of any Unit certificate as an absolute owner of the Units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the Units so requested, despite any notice to the contrary.

Denominations, Registration and Transfer

The Securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement. Other than in the case of book-entry-only Securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

19

In the case of book-entry-only Securities, a global certificate or certificates representing the Securities will be held by a designated depositary for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depositary will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry-only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

Plan of Distribution

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. Underwriters may sell Securities to or through dealers. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents and any fees or compensation payable to them in connection with the offering and sale of a particular series or issue of Securities, the public offering price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102—Shelf Distributions, including sales made directly on the TSX, NYSE or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to list any of the Securities other than the Common Shares on any securities exchange. Any underwriters, dealers or agents to or through which Securities other than the Common Shares are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any such market making at any time and without notice. No assurance can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.

Prior Sales

During the 12 months prior to the date of this Prospectus, the Company issued Common Shares pursuant to an “at-the-market” facility (“ATM Facility”) under a sales agreement dated June 13, 2018 (the “ATM Sales Agreement”) with BMO Capital Markets Corp. (the lead agent), CIBC World Markets Inc., H.C. Wainwright & Co., LLC, HSBC Securities (USA) Inc., and TD Securities Inc. Under the terms of the ATM Sales Agreement, the Company had the ability to sell, from time to time, Common Shares having an aggregate offering value of up to U.S.$35.7 million on the NYSE at prevailing market prices. The Company determines, at its sole discretion, the timing and number of Common Shares to be sold under the ATM Facility. From April 1, 2019 to the date of this Prospectus, the Company sold under the ATM Facility a total of 12,186,777 Common Shares at prices ranging from U.S.$1.27 to U.S.$2.91 per share (with the volume weighted average price being U.S.$2.08 per share) for net proceeds of U.S.$25.3 million. As at the date of this Prospectus, net $35.2 million has been raised pursuant to the ATM Facility.

20

The following table sets out details of additional Common Shares issued by the Company during the 12 months prior to the date of this Prospectus.

Date	Number of Common Shares	Price per Common Share (Cdn.$)	Reason for issuance
July 22, 2019	150,000	$2.65	Stock option exercise
September 6, 2019	20,000	$2.65	Stock option exercise
January 7, 2020	6,000	$2.65	Stock option exercise

The following table sets out details of all securities convertible or exercisable into Common Shares that were issued or granted by the Company during the 12 months prior to the date of this Prospectus.

Date	Type of Security Issued	Number of Common Shares issuable upon exercise or conversion		Exercise or conversion price per Common Share (Cdn.$)
May 7, 2019	Stock options	25,000		$2.74
March 2, 2020	Stock options	2,380,000		$2.14
March 2, 2020	Performance share units	882,000	(1)	N/A
April 2, 2020	Stock options	40,000		$1.76

____________________________

(1)	Under the Company’s Performance Share Unit Plan, vested performance share units (“PSUs”) are redeemable, at the election of the Board of Directors of the Company in its discretion, for Common Shares, a cash payment equal to the market value of a Common Share as of the redemption date, or a combination of cash and Common Shares. The PSUs granted are subject to a performance payout multiplier between 0% and 200% based on the Company’s total shareholder return at the end of a three-year period relative to the Company’s total shareholder return peer group.

21

Trading Price and Volume

The Common Shares are listed for trading on the TSX under the symbol “EDR” and on the NYSE under the symbol “EXK”.

The following table sets forth the trading price range and volumes of the Common Shares for the periods indicated on the TSX, the Canadian marketplace on which the greatest volume of trading or quotation for the Common Shares generally occurs.

Month	High (Cdn.$)	Low (Cdn.$)	Volume
April 2019	3.42	2.77	3,291,850
May 2019	2.96	2.27	4,729,095
June 2019	2.82	2.33	5,426,785
July 2019	3.38	2.21	10,919,384
August 2019	3.81	2.91	15,032,794
September 2019	4.26	2.93	16,698,195
October 2019	3.34	2.67	10,363,783
November 2019	3.40	2.62	7,349,447
December 2019	3.20	2.73	4,579,475
January 2020	3.20	2.63	3,943,472
February 2020	2.81	1.94	4,902,116
March 2020	2.48	1.30	12,931,754
April 2020 (to April 27)	2.51	1.68	9,267,707

The following table sets forth the trading price range and volumes of the Common Shares for the periods indicated as reported by the NYSE. The data includes Common Shares sold through certain quotation systems in the United States.

Month	High (U.S.$)	Low (U.S.$)	Volume
April 2019	2.57	2.07	15,583,084
May 2019	2.21	1.68	20,432,304
June 2019	2.15	1.76	28,271,946
July 2019	2.57	1.70	63,907,239
August 2019	2.86	2.20	78,025,796
September 2019	3.20	2.21	89,563,527
October 2019	2.55	2.02	60,404,748
November 2019	2.59	1.97	52,567,120
December 2019	2.49	2.08	53,568,054
January 2020	2.47	2.00	44,707,122
February 2020	2.12	1.44	47,324,601
March 2020	1.85	0.99	58,871,964
April 2020 (to April 27)	1.82	1.18	43,716,513

Certain Income Tax Considerations

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to investors described therein of acquiring Securities, including, in the case of an investor who is not a resident of Canada (for purposes of the Income Tax Act (Canada)), if applicable, whether payment of principal, premium, if any, and interest will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of Securities by an initial investor who is a “U.S. person” (within the meaning of the United States Internal Revenue Code), if applicable, including, to the extent applicable, any such consequences relating to Securities payable in a currency other than the United States dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special terms.

22

Legal Matters

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by Koffman Kalef LLP with respect to Canadian legal matters and by Dorsey & Whitney LLP with respect to United States legal matters.

Interest of Experts

Information regarding experts is contained in the Company’s AIF.

Risk Factors

Investing in securities of the Company involves a significant degree of risk and must be considered speculative due to the high-risk nature of the Company’s business. Investors should carefully consider the information included or incorporated herein by reference in this Prospectus and the Company’s historical consolidated financial statements and related notes thereto before making an investment decision concerning the Securities. There are various risks, including those discussed in the Company’s AIF, which are incorporated herein by reference, that could have a material adverse effect on, among other things, the operating results, earnings, properties, business and condition (financial or otherwise) of the Company. These risk factors, together with all of the other information included, or incorporated by reference in this Prospectus, including information contained in the section entitled “Cautionary Note Regarding Forward-Looking Statements” should be carefully reviewed and considered before a decision to invest in the Securities is made. Additional risks and uncertainties not currently known to the Company, or that the Company currently deems immaterial, may also materially and adversely affect its business. In addition, risks relating to a particular offering of Securities will be set out in a Prospectus Supplement relating to such offering.

Impact of COVID-19 Pandemic

In addition to the foregoing, the Company’s business could be significantly adversely affected by the effects of a widespread global outbreak of contagious disease, including the recent outbreak of respiratory illness caused by COVID-19. The Company cannot accurately predict the impact COVID-19 will have on third parties’ ability to meet their obligations with the Company, including due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In particular, the continued spread of the COVID-19 globally could materially and adversely impact the Company’s business including without limitation, employee health, limitations on travel, the availability of industry experts and personnel, restrictions to planned drill programs, mining and processing operations shutdowns, and other factors that will depend on future developments beyond the Company’s control. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries (including those in which the Company operates), resulting in an economic downturn that could negatively impact the Company’s operating results and ability to raise capital.

Negative Operating Cash Flow

The Company reported negative cash flow from operations for the year ended December 31, 2019. In the current price environment for precious metals, the Company anticipates having positive operating cash flow in future periods based on the Company’s expected production profile. If and to the extent the Company has negative operating cash flows in future periods, it may need to deploy a portion of its working capital to fund such negative cash flow or be required to raise additional funds, including through the issuance of additional Securities, to cover such negative cash flow. There is no assurance that additional capital or other types of financing will be available when needed or that these financings will be on terms at least as favourable to the Company as those previously obtained, or at all.

23

Documents Incorporated by Reference

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada, which have also been filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of the Company at 1130-609 Granville Street, Vancouver, British Columbia V7Y 1G5, telephone: (604) 685-9775. These documents are also available through the internet on SEDAR (www.sedar.com) and on EDGAR (accessed at www.sec.gov).

The following documents of the Company, filed with the securities regulatory authorities in the jurisdictions in Canada in which the Company is a reporting issuer, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

1.	the annual information form of the Company dated March 5, 2020 for the year ended December 31, 2019 (the “AIF”), filed March 6, 2020;

2.	the audited annual consolidated financial statements of the Company for the years ended December 31, 2019 and December 31, 2018 and the auditor’s report thereon, filed February 24, 2020;

3.	the management’s discussion and analysis of the Company for the year ended December 31, 2019, filed February 24, 2020; and

4.	the information circular dated March 25, 2020 with respect to the Company’s annual general meeting of shareholders on May 12, 2020, filed March 31, 2020.

All documents of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101—Short Form Prospectus Distributions filed by the Company with the securities commissions or similar regulatory authorities in the applicable provinces of Canada after the date of this Prospectus, and before the termination of the Offering, are deemed to be incorporated by reference into this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report filed with or furnished to the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of documents or information deemed furnished on Form 6-K or Form 8-K, only to the extent specifically stated therein).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that contains the statement that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering of Securities covered by that Prospectus Supplement.

24

Upon a new annual information form and related annual financial statements being filed by us with, and where required, accepted by, the applicable securities regulatory authority during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars and all Prospectus Supplements filed prior to the commencement of the Company’s financial year in which a new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

Documents Filed as Part of the Registration Statement

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents set out under the heading “Documents Incorporated by Reference”; (ii) the consents of the Company’s auditor and technical report authors; (iii) the powers of attorney from the directors and certain officers of the Company; and (iv) the form of indenture for Debt Securities. A copy of the form of debt or warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

Additional Information

The Company has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time we sell Securities under the registration statement, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add to, update or change information contained in this Prospectus.

The Company is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation and, in accordance therewith, files and furnishes annual and quarterly financial information and material change reports, business acquisition reports and other material with the securities commission or similar regulatory authority in each of the provinces of Canada and with the SEC. Under MJDS adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer within the meaning of rules made under the U.S. Exchange Act, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as United States companies.

The Company’s reports and other information filed or furnished with or to the SEC are available from the SEC’s Electronic Document Gathering and Retrieval System, or EDGAR, at www.sec.gov, as well as from commercial document retrieval services. The Company’s Canadian filings are available on the System for Electronic Document Analysis and Retrieval, or SEDAR, at www.sedar.com. Unless specifically incorporated by reference herein, documents filed or furnished by the Company on SEDAR or EDGAR are neither incorporated in nor a part of this Prospectus.

25

Enforceability of Civil Liabilities AGAINST NON-u.s. PERSONS

The Company is a corporation existing under the Business Corporations Act (British Columbia). Most of the Company’s directors and officers, and some or all of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and substantially all of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of the Company’s directors and officers and experts under the United States federal securities laws. A final and conclusive in personam judgment of a United States court predicated solely upon civil liability under United States federal securities laws may be enforceable in British Columbia; however, a British Columbia court will enforce any such judgment only if several conditions are met. Those conditions include, among other things: (a) the British Columbia court has territorial competence and does not decline to exercise that territorial competence or, if it lacks territorial competence, exercises its discretion to hear the action; (b) the United States court in which the judgment was obtained had jurisdiction as recognized by the British Columbia court, (c) the judgment is not void or voidable under the laws of the United States court and was not obtained by fraud or in a manner contrary to the rules of natural justice; (d) if obtained by default, there is no manifest error on the face of the judgment; (e) the enforcement of the judgment is not contrary to public policy and does not constitute, directly or indirectly, the enforcement of laws characterized by a British Columbia court as being a revenue, expropriatory, penal or similar law; and (f) the action to enforce the judgment is commenced and maintained in accordance with the procedural requirements of, and within the applicable limitation periods under, British Columbia law. Furthermore, the British Columbia court may stay or decline to hear the action to enforce a judgment of a United States court pending an appeal or if there is any subsisting judgment in any jurisdiction relating to the same cause of action. The enforceability of a judgment of a foreign court is subject to, among other things, applicable bankruptcy, insolvency, moratorium, arrangement, winding-up and other similar laws generally affecting the enforcement of rights of creditors and the general principles of equity. However, there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed DL Services Inc. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of the Securities under this Prospectus.

26

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Section 160 of the Business Corporations Act (British Columbia) (the "BCBCA") authorizes a company to indemnify past and present directors and officers of the company and past and present directors and officers of a corporation of which the company is or was a shareholder, against liabilities incurred in connection with the provision of their services as such if the director or officer acted honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative proceeding, if he or she had reasonable grounds for believing that his or her conduct was lawful. Section 165 of the BCBCA provides that a company may purchase and maintain liability insurance for the benefit of such directors and officers.

Under Endeavour Silver Corp.’s (for purposes of this discussion, the “Company”) articles and subject to the provisions of the BCBCA, the Company shall indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a legal proceeding or investigative action, whether current, threatened, pending or completed, in which such director, former director or alternate director of the Company, or any of his or her heirs and legal personal representatives, by reason of having been a director or alternate director of the Company, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

Under the Company’s articles and subject to any restrictions in the BCBCA, the Company may indemnify any other person, including the officers, former officers and alternate officers of the Company.

A policy of directors' and officers' liability insurance is maintained by the Company which insures directors and officers against losses incurred as a result of claims against the directors and officers of the Company in the indemnity provisions under the Articles and the BCBCA.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

EXHIBITS

Exhibit
Number	Description
4.1*	Annual Information Form of the Registrant for the year ended December 31, 2019, dated March 5, 2020 (incorporated by reference to exhibit 99.1 to the Registrant’s annual report on Form 40-F, filed with the Commission on March 6, 2020)

4.2*	Audited annual consolidated financial statements of the Registrant as at and for the years ended December 31, 2019 and 2018 and the notes thereto together with report of the Independent Registered Public Accounting Firm thereon and the report of the Independent Registered Public Accounting Firm regarding its attestation on internal control over financial reporting (incorporated by reference to exhibits 99.2 and 99.3 to the Registrant’s annual report on Form 40-F, filed with the Commission on March 6, 2020)

4.3*	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the year ended December 31, 2019 (incorporated by reference to exhibit 99.4 to the Registrant’s annual report on Form 40-F, filed with the Commission on March 6, 2020)

4.4*	Information circular dated March 25, 2020 with respect to the Registrant’s annual general meeting of shareholders to be held on May 12, 2020 (incorporated by reference to exhibit 99.2 to the Registrant’s Current Report on Form 6-K, furnished to the Commission on March 31, 2020)

5.1*	Consent of KPMG, LLP (incorporated by reference to exhibit 5.1 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.2*	Consent of Peter J. Smith, P. Eng. of Smith Foster & Associates (incorporated by reference to exhibit 5.2 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.3*	Consent of Humberto F. Preciado, P.E. of Wood PLC (incorporated by reference to exhibit 5.3 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.4*	Consent of Jarita Barry, P. Geo. of P&E Mining Consultants Inc. (incorporated by reference to exhibit 5.4 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.5*	Consent of David Burga, P. Geo. of P&E Mining Consultants Inc. (incorporated by reference to exhibit 5.5 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.6*	Consent of Eugene Puritch, P. Geo., FEC, of P&E Mining Consultants Inc. (incorporated by reference to exhibit 5.6 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.7*	Consent of James L. Pearson, P. Eng. of P&E Mining Consultants Inc. (incorporated by reference to exhibit 5.7 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.8*	Consent of Yungang Wu, P. Geo. of P&E Mining Consultants Inc. (incorporated by reference to exhibit 5.8 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.9*	Consent of Eugenio Iasillo P. E. of Process Engineering L.L.C. (incorporated by reference to exhibit 5.9 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.10*	Consent of Ben Peacock, P. Eng. of Knight Piesold Ltd. (incorporated by reference to exhibit 5.10 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.11*	Consent of Ken Embree, P. Eng. of Knight Piesold Ltd. (incorporated by reference to exhibit 5.11 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.12*	Consent of Deepak Malhotra, Ph.D. of Resource Development Inc. (incorporated by reference to exhibit 5.12 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.13*	Consent of Godfrey Walton, Ph.D. of Endeavour Silver Corp. (incorporated by reference to exhibit 5.13 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

II-2

5.14*	Consent of Jeffery W. Choquette, P.E. of Hard Rock Consulting (incorporated by reference to exhibit 5.14 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.15*	Consent of Zachary J. Black, SME-RM of Hard Rock Consulting (incorporated by reference to exhibit 5.15 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.16*	Consent of Jennifer J. Brown, SME-RM of Hard Rock Consulting (incorporated by reference to exhibit 5.16 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.17*	Consent of D. Gregory Robinson, P. Eng., MBA (incorporated by reference to exhibit 5.17 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

6.1*	Powers of Attorney (included on the signature pages of the Registrant’s F-10, filed with the Commission on April 10, 2020)

7.1*	Form of Indenture (incorporated by reference to exhibit 7.1 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

* - Previously filed or furnished to the Commission

II-3

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10/A or to transactions in said securities.

Item 2. Consent to Service of Process

(a)	Concurrently with the filing of the original Registration Statement on Form F-10 on April 10, 2020, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on April 29, 2020.

ENDEAVOUR SILVER CORP.

By:	/s/ Bradford J. Cooke
Bradford J. Cooke Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on April 29, 2020:

Signature	Title

/s/ Bradford J. Cooke	Chief Executive Officer, Director
Bradford J. Cooke	(Principal Executive Officer)

/s/ Daniel Dickson	Chief Financial Officer
Daniel Dickson	(Principal Financial and Accounting Officer)

/s/ Ricardo M. Campoy*	Director
Ricardo M. Campoy

/s/ Geoffrey A. Handley*	Director
Geoffrey A. Handley

/s/ Rex. J. McLennan*	Director
Rex J. McLennan

/s/ Kenneth Pickering*	Director
Kenneth Pickering

/s/ Mario D. Szotlender*	Director
Mario D. Szotlender

/s/ Margaret M. Beck*	Director
Margaret M. Beck

III-2

*By:	/s/ Daniel Dickson
Name:	Daniel Dickson
Attorney-in-Fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in his capacity as the duly authorized representative of Endeavour Silver Corp. in the United States, in the State of New York, on April 29, 2020.

/s/ Ricardo Campoy
Name: Ricardo Campoy
Title: Director

III-4

EXHIBITS

Exhibit
Number	Description
4.1*	Annual Information Form of the Registrant for the year ended December 31, 2019, dated March 5, 2020 (incorporated by reference to exhibit 99.1 to the Registrant’s annual report on Form 40-F, filed with the Commission on March 6, 2020)

4.2*	Audited annual consolidated financial statements of the Registrant as at and for the years ended December 31, 2019 and 2018 and the notes thereto together with report of the Independent Registered Public Accounting Firm thereon and the report of the Independent Registered Public Accounting Firm regarding its attestation on internal control over financial reporting (incorporated by reference to exhibits 99.2 and 99.3 to the Registrant’s annual report on Form 40-F, filed with the Commission on March 6, 2020)

4.3*	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the year ended December 31, 2019 (incorporated by reference to exhibit 99.4 to the Registrant’s annual report on Form 40-F, filed with the Commission on March 6, 2020)

4.4*	Information circular dated March 25, 2020 with respect to the Registrant’s annual general meeting of shareholders to be held on May 12, 2020 (incorporated by reference to exhibit 99.2 to the Registrant’s Current Report on Form 6-K, furnished to the Commission on March 31, 2020)

5.1*	Consent of KPMG, LLP (incorporated by reference to exhibit 5.1 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.2*	Consent of Peter J. Smith, P. Eng. of Smith Foster & Associates (incorporated by reference to exhibit 5.2 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.3*	Consent of Humberto F. Preciado, P.E. of Wood PLC (incorporated by reference to exhibit 5.3 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.4*	Consent of Jarita Barry, P. Geo. of P&E Mining Consultants Inc. (incorporated by reference to exhibit 5.4 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.5*	Consent of David Burga, P. Geo. of P&E Mining Consultants Inc. (incorporated by reference to exhibit 5.5 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.6*	Consent of Eugene Puritch, P. Geo., FEC, of P&E Mining Consultants Inc. (incorporated by reference to exhibit 5.6 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.7*	Consent of James L. Pearson, P. Eng. of P&E Mining Consultants Inc. (incorporated by reference to exhibit 5.7 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.8*	Consent of Yungang Wu, P. Geo. of P&E Mining Consultants Inc. (incorporated by reference to exhibit 5.8 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.9*	Consent of Eugenio Iasillo P. E. of Process Engineering L.L.C. (incorporated by reference to exhibit 5.9 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.10*	Consent of Ben Peacock, P. Eng. of Knight Piesold Ltd. (incorporated by reference to exhibit 5.10 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.11*	Consent of Ken Embree, P. Eng. of Knight Piesold Ltd. (incorporated by reference to exhibit 5.11 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.12*	Consent of Deepak Malhotra, Ph.D. of Resource Development Inc. (incorporated by reference to exhibit 5.12 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.13*	Consent of Godfrey Walton, Ph.D. of Endeavour Silver Corp. (incorporated by reference to exhibit 5.13 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

III-5

5.14*	Consent of Jeffery W. Choquette, P.E. of Hard Rock Consulting (incorporated by reference to exhibit 5.14 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.15*	Consent of Zachary J. Black, SME-RM of Hard Rock Consulting (incorporated by reference to exhibit 5.15 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.16*	Consent of Jennifer J. Brown, SME-RM of Hard Rock Consulting (incorporated by reference to exhibit 5.16 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

5.17*	Consent of D. Gregory Robinson, P. Eng., MBA (incorporated by reference to exhibit 5.17 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

6.1*	Powers of Attorney (included on the signature pages of the Registrant’s F-10, filed with the Commission on April 10, 2020)

7.1*	Form of Indenture (incorporated by reference to exhibit 7.1 to the Registrant’s Form F-10, filed with the Commission on April 10, 2020)

* - Previously filed or furnished to the Commission

III-6